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                           Elite Pharmaceuticals, Inc.
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                (Name of Registrant as Specified in Its Charter)

                            THE ELITE VALUE COMMITTEE
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                            THE ELITE VALUE COMMITTEE
                              575 Lexington Avenue
                            New York, New York 10022
                               Tel (212) 572-0763
                               Fax (212) 572-0760

                                                     September 25, 2002

Dear Fellow Elite Stockholder:

            My name is  Harris  Freedman.  I write to you on behalf of The Elite
Value  Committee  (the  "Committee"),  which is comprised of me, Sharon Will and
Michael  H.  Freedman.   We  beneficially  own   approximately   8.6%  of  Elite
Pharmaceuticals,  Inc. ("Elite")  outstanding common stock and we seek your vote and consent in favor of our  election  to the Board of  Directors  of Elite.  We thank the many stockholders who have already mailed the Committee's consent card for your strong support.

            As a group, we do not seek permanent company positions.  If elected, we intend to hire management  support to work alongside Dr. Atul Mehta,  Elite's
President,  CEO and Chairman. We are prepared to add new directors with industry experience at the earliest possible opportunity, although we have not identified any persons at this date.  We bring over 30 years of business  experience in the public  markets to bear in  instituting  our goals.  We believe that the current
Board  has  limited  business  experience  in these  areas,  and that  Elite has suffered as a result.

            The Committee  nominees are seeking to enhance  stockholder value by appointing a professional management team. The overall goals of the nominees and this  professional  management  team  will  be to (a)  enter  into a  productive investment  banking agreement with a nationally  recognized  investment  banking firm, (b) review and consummate material business agreements,  such as licensing and marketing agreements,  and (c) extend the expiration date of the outstanding
Class A warrants.

September 25, 2002

            The  Board has  recently  delivered  to you  several  letters  and a consent revocation statement. We will not waste precious resources in responding to the many venomous,  self-serving  statements contained in those materials. We call your attention to several points:

            o    What's  good  for the  goose  is  apparently  not  good for the gander.  According to Elite's public filings, in December 2000, the Board extended the expiration  date of 425,000 options held by Dr. Mehta for an additional five years. Why were Dr. Mehta's
                 options   extended,   while  warrants  held  by  Elite's  loyal
                 investors are not? To make matters worse,  Dr. Mehta's  options were "in the  money."  When the Board  extended  the options on
                 December  15,  2000,  the  stock  closed  at  $7.50,  while the exercise  price  was  $7.00.  Had  Dr.  Mehta  been  forced  to exercise,  the Company  would have received  $2.975  million in proceeds.  We question the wisdom and fairness of directors who extend an employee's "in the money" warrants, while refusing to extend "out of the money" warrants for public warrantholders.

            o    Elite's public filings  illustrate a second board decision that has favored Dr. Mehta.  The Board purchased 20,214 common stock options  from  Dr.  Mehta in  January  2001  for  $83,896.  The exercise price of these options was $2.00 per share.  By buying the options  directly from Dr.  Mehta,  Elite lost the right to receive $40,428 in cash on their  exercise,  plus it incurred a cost of $83,896 to buy shares from Dr. Mehta.  According to SEC records,  Dr.  Mehta has never  filed a Form 4  reporting  this transaction,  even though  Elite's Form 10-K  reported that all such forms had been filed.  Does Dr.  Mehta have  something  to hide?

September 25, 2002

            o    Extension of the  expiration  date of the Class A warrants will result in a non-cash  charge to Elite's  financial  statements.
                 This  charge  will not reduce  Elite's  cash  balance  and,  we believe,  is irrelevant when weighed against  potential  future proceeds,  approximately  $9,000,000,  from the exercise of the warrants.  Elite  continually  misrepresents  this point in its materials,  suggesting  that the "charge" will deplete  Elite's assets.  Why not extend the expiration date of the warrants and obtain  potentially  $9,000,000  in proceeds,  if the Company's cash will not be depleted?

            o    In fiscal 2002, the Board granted Dr. Mehta a $30,000  year-end bonus in fiscal 2002.  Elite has not  explained  what,  if any, performance  objectives  Dr.  Mehta  achieved  to receive  this bonus.  Considering  Elite's declining stock price, Dr. Mehta's
                 $272,855 salary, as well as his five-year contract, we question the wisdom of granting any bonus.  If our nominees are elected, they will ensure that any bonus is tied to performance.

            Shortly  after  we  began  this  process,  Elite  instituted  costly litigation against the Committee's  nominees. We believe Elite's suit is without merit  and is  merely a  tactical  device to deny the  Committee  its  rights as stockholders to participate in corporate governance.  Although our resources are limited as compared to Elite's,  we will not be silenced.  If you think Elite is wasting your money, speak up and tell them so.

            The Committee nominees represent your interests. Our financial stake in Elite can only improve if  performance  improves and the financial  community becomes  aware of Elite's  potential.  While Elite  management  is spending your

September 25, 2002

money in an attempt to maintain control,  we are spending our own money in order to implement a new course for Elite that, we believe, will enhance its value for all stockholders.

            WE INVESTED  IN ELITE TO MAKE A PROFIT.  WE PRESUME YOU DID AS WELL.
WE  STRONGLY  RECOMMEND  THAT YOU VOTE FOR THE  COMMITTEE  NOMINEES  BY SIGNING,
DATING AND  RETURNING  THE  ENCLOSED  WHITE  CONSENT  CARD TO BEST  PROTECT YOUR
INTEREST AS AN ELITE STOCKHOLDER.

            Vote the WHITE  consent card AND RETURN IT BY OCTOBER 2, 2002,  even if you have  already  voted a previous  WHITE  consent  card.  Do not return any consent  revocation  card sent to you by  management.  If you have  already sent management's  blue consent  revocation  card to the Elite Board,  you may revoke that consent revocation card by signing, dating and returning the enclosed WHITE consent card. The latest dated consent card is the only one that counts.

            If you have any questions or require any  assistance  with your vote please contact me, or Sharon Will at the address and phone numbers below.

Thank you for your support,

/s/ Harris Freedman
Harris Freedman
On behalf of The Elite Value Committee

HARRIS FREEDMAN                           OR         SHARON WILL
575 LEXINGTON AVENUE                                 9 PROSPECT HILL ROAD EXT.
NEW YORK, NY 10022                                   PINE PLAINS, NY 12567
TEL. (212) 572-0763                                  TEL. (518) 398-7830
FAX (212) 572-0760                                   FAX (518) 398-6369